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EXHIBIT 11


                         OIL-DRI CORPORATION OF AMERICA
                         Computation of Income per Share
                   (in thousands except for per share amounts)




Year Ended July 31                         1999          1998         1997         1996        1995
---------------------------------------------------------------------------------------------------

Net income available to stockholders
(numerator)                                $7,176       $4,723       $6,793       $3,374       $8,003
                                           ======       ======       ======       ======       ======

Shares Calculation
  (denominator)

Average shares outstanding -
  basic                                     5,827        6,125        6,596        6,806        6,932

Effect of Dilutive Securities:

Potential Common Stock relating
  to stock options                            169           40            3            1            4
                                           ------       ------       ------       ------       ------

Average shares outstanding -
  assuming dilution                         5,996        6,165        6,599        6,807        6,936
                                           ======       ======       ======       ======       ======

Net Income Per Share:
  Basic                                    $ 1.23       $ 0.77       $ 1.03       $ 0.50       $ 1.15
                                           ======       ======       ======       ======       ======
  Dilutive                                 $ 1.20       $ 0.77       $ 1.03       $ 0.50       $ 1.15
                                           ======       ======       ======       ======       ======
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